Exhibit 99.1

EXHIBIT 99.1 – PRESS RELEASE ISSUED AUGUST 29, 2007

NEWS RELEASE	For Further Information Contact:
News	Investor Relations: 817-424-2424

Email:HKNinquiries@ctaintegrated.com
www.hkninc.com

HKN, Inc.

For Immediate Release

HKN Announces Increased Investment

in Spitfire Energy, Ltd.

Dallas, Texas – August 29, 2007 – HKN, Inc. (AMEX: HKN) (“HKN”) announced today that it has acquired 8,000,000 common shares of Spitfire Energy, Ltd. (“Spitfire”) through a private placement for investment purposes at $0.50 (Canadian Dollars) per share.  This purchase of shares has increased HKN’s current ownership of Spitfire to 10,906,500 shares.  Subsequent to the issuance of the common shares, HKN’s common share holdings will represent approximately 25.4% of the issued and outstanding Spitfire common shares.  In conjunction with this private placement, Spitfire agreed to extend the expiry date of the HKN-held warrants to purchase 1,300,000 additional common shares at $1.15 (Canadian Dollars) per share to August 1, 2010.

In conjunction with this private placement and increased ownership position in Spitfire, Mikel Faulkner, HKN President and CEO, and Anna Williams, HKN Vice President of Finance and CFO, have agreed to join Spitfire’s board of directors.

Spitfire is an independent public company (TSX-V: SEL) actively engaged in the exploration, development and production of crude oil and natural gas reserves in Western Canada.  Additional information may be found at the Spitfire website, www.spitfireenergy.com.  All opinions, estimates or forecast made by Spitfire or analysts are theirs alone and do not represent opinions, forecasts or predictions of HKN or its management.  HKN does not by its reference imply its endorsement of or concurrence with such information, conclusions or recommendations.

HKN, Inc. is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries and shareholdings. Additional information may be found at the HKN Web site, www.hkninc.com. Please e-mail all investor inquiries to HKNinquiries@ctaintegrated.com.

Certain statements in this announcement and inferences derived therefrom may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made.   Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of HKN to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements.  The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K filed on February 28, 2007. HKN undertakes no duty to update or revise any forward-looking statements.  Actual results may vary materially.